Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held June 9, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Hooker Furniture Corporation (the “Company”) will be held at the Company’s corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, on Tuesday, June 9, 2009, at 2:00 p.m., for the following purposes:

(1)	To elect as directors the six nominees named in the attached proxy statement to serve a one-year term on the Company’s Board of Directors; and

(2)	To transact such other business as may properly be brought before the meeting or any adjournment of the meeting.

The shareholders of record of the Company’s Common Stock at the close of business on April 20, 2009 are entitled to notice of and to vote at this Annual Meeting or any adjournment of the meeting.

Even if you plan to attend the meeting in person, we request that you mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be certain of being represented and voted at the meeting. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

May 8, 2009

Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, Virginia  24112

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

June 9, 2009

The enclosed proxy is solicited by and on behalf of the Board of Directors of Hooker Furniture Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, June 9, 2009, at 2:00 p.m., at the Company’s corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, and any adjournment of the meeting. The matters to be considered and acted upon at the meeting are described in the notice of the meeting and this proxy statement. This proxy statement and the related form of proxy are being mailed on or about May 8, 2009 to all holders of record on April 20, 2009 of the Company’s common stock, no par value (the “Common Stock”). Shares of the Common Stock represented in person or by proxy will be voted as described in this proxy statement or as otherwise specified by the shareholder. Any proxy given by a shareholder may be revoked by that shareholder at any time before the voting of the proxy by:

•	delivering a written notice to the Secretary of the Company;

•	executing and delivering a later-dated proxy; or

•	attending the meeting and voting in person.

The cost of preparing, assembling and mailing the proxy, this proxy statement, and any other material enclosed, and all clerical and other expenses of solicitations will be borne by the Company. In addition to the solicitation of proxies by use of the mails, directors, officers, and employees of the Company may solicit proxies by telephone or personal interview. The Company also will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by those parties and will reimburse those parties for their expenses in forwarding soliciting material.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be Held on June 9, 2009:

The proxy statement and annual report to shareholders are available at: http://tinyurl.com/ hookerproxy2009, or http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25490

Voting Rights

On April 20, 2009, the record date for the Annual Meeting, there were 10,771,912 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles the holder of that share to one vote.

Voting Procedures

Votes will be tabulated by one or more Inspectors of Elections. A majority of the total votes entitled to be cast on matters to be considered at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter are included in determining the number of votes present or represented at the Annual Meeting. However, broker shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present at the meeting.

In the election of directors, the six nominees receiving the greatest number of votes cast in the election of directors will be elected. Votes that are withheld and broker shares that are not voted in the election of directors are not considered votes cast on the election of directors and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the meeting will be approved if the votes cast in favor of the action exceed the votes cast against it. Abstentions and broker shares that are not voted are not considered cast either for or against a matter and, therefore, will have no effect on the outcome of that matter.

ELECTION OF DIRECTORS

The Company proposes the election of Paul B. Toms, Jr., W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. to hold office until the next Annual Meeting of Shareholders is held and their successors are elected.  All nominees listed were previously elected directors by the shareholders and have consented to being named as nominees for election at the Annual Meeting. The Board of Directors of the Company presently consists of six directors whose terms expire at the time of the 2009 Annual Meeting upon election of their successors.

The shares represented by proxies will be voted as specified by the shareholder. If the shareholder does not specify his or her choice, the shares will be voted in favor of the election of the nominees listed on the proxy card, except that if any nominee should not continue to be available for election, those proxies will be voted for the election of such other person as the Board of Directors may recommend. As of the date of this proxy statement, the Board of Directors has no reason to believe that any of the nominees named below will be unable or unwilling to serve.  Certain information regarding each nominee follows.

Paul B. Toms, Jr., 54, has been a Director since 1993. Mr. Toms has been Chairman and Chief Executive Officer since December 2000 and President since November 1, 2006. Mr. Toms was President and Chief Operating Officer from December 1999 to December 2000, Executive Vice President-Marketing from 1994 to December 1999, Senior Vice President-Sales & Marketing from 1993 to 1994, and Vice President-Sales from 1987 to 1993. Mr. Toms joined the Company in 1983.

W. Christopher Beeler, Jr., 57, has been a Director since 1993. He is the Chairman, President and Chief Executive Officer of Virginia Mirror Company, Inc. and Virginia Glass Products Corporation, both of which manufacture and fabricate architectural glass products. Mr. Beeler is Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee.

John L. Gregory, III, 61, has been a Director since 1988. He is a shareholder, officer and director of the law firm of Young, Haskins, Mann, Gregory, McGarry & Wall, P.C. Mr. Gregory is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee.

Mark F. Schreiber, 67, has been a Director since 2004. He is the retired President and Chief Operating Officer of Houston-based furniture retailer Star Furniture. He held that position from 1995 until his retirement in early 2003. Mr. Schreiber is a member of the Audit Committee and the Compensation Committee.

David G. Sweet, 62, has been a Director since March 1, 2006. He is the retired Vice President of The North Face, a designer and marketer of outdoor apparel and a division of VF Corporation. He held that position from 2002 until his retirement in December 2004. He served as Vice President of VF Outdoor – Europe from 2000 to 2002. Before 2000, Mr. Sweet held various management positions during his 26-year career with VF Corporation. Mr. Sweet is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

Henry G. Williamson, Jr., 61, has been a Director since 2004. He is the retired Chief Operating Officer of BB&T Corporation and Branch Banking and Trust Company of North Carolina, South Carolina and Virginia. He held that position from 1989 until his retirement in June 2004. Mr. Williamson is also the Chairman of the Board of both Williamson Corporation of North Carolina (doing business as Carolina Staffing Specialist), a temporary staffing business, and Williamson Media Corporation, which is involved in web-based commerce. He was a director of Triad Guaranty Corporation from May 2007 through September 2008.  Mr. Williamson is Chairman of the Audit Committee and a member of the Compensation Committee.

BOARD AND BOARD COMMITTEE INFORMATION

The Board of Directors held five meetings during the fiscal year ended February 1, 2009 (“fiscal 2009”). The Board has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee. The Compensation Committee met four times, the Audit Committee met five times and the Nominating and Corporate Governance Committee met two times in fiscal 2009. Each incumbent director attended at least 75% of the total fiscal 2009 Board meetings and committee meetings held during the period that he was a member of the Board or those committees. Each of the following directors and director nominees is independent as defined by applicable NASDAQ listing standards: W. Christopher Beeler, Jr., John L. Gregory, III, Mark F. Schreiber, David G. Sweet and Henry G. Williamson, Jr. The independent directors meet in executive session at each board meeting without management present.  It is the Company’s policy that each of the directors is expected to attend the Company’s annual shareholder meetings. All of the Company’s six directors attended the 2008 Annual Meeting.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which presently consists of Messrs. Beeler (Chairman), Gregory and Sweet:

•	identifies individuals qualified to become Board members;

•	selects, or recommends that the Board select, nominees to the Board and each committee;

•	assists the Board with respect to corporate governance matters applicable to the Company; and

•	assists the Board in senior management succession planning.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Committee is independent as defined by applicable NASDAQ listing standards.

The Nominating and Corporate Governance Committee is responsible for:

•	evaluating and making recommendations to the Board regarding the size and composition of the Board;

•	developing and recommending criteria for the selection of individuals to be considered as candidates for election to the Board; and

•	identifying, investigating and recommending prospective director candidates.

Candidates for director nominees will be assessed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of shareholders. The Committee has not established a set of specific, minimum qualifications for director candidates, but in conducting its assessment, the Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company. In the case of incumbent directors, the Committee will review each director’s overall service to the Company during his or her term in deciding whether to re-nominate the director. The Committee is responsible for recommending director compensation to the Board of Directors.

Procedures for Shareholder Recommendations of Director Nominees

The Committee will consider a director candidate recommended by a shareholder for the 2010 Annual Meeting if the recommendation is submitted in writing to the Secretary of the Company in accordance with the Company’s bylaws and is received at the Company’s principal executive offices on or before January 8, 2010. The recommendation must include the candidate’s name and address, a description of the candidate’s qualifications for serving as a director and the following information:

•	the name and address of the shareholder making the recommendation;

•
a representation that the shareholder is a record holder of the Company’s Common Stock entitled to vote at the meeting and, if necessary, would appear in person or by proxy at the meeting to nominate the person or persons recommended;

•
a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•
information regarding the director candidate that would be required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission, if the candidate were to be nominated by the Board of Directors;

•	information concerning the director candidate’s independence as defined by applicable NASDAQ listing standards; and

•	the consent of the director candidate to serve as a director of the Company if nominated and elected.

The Nominating and Corporate Governance Committee may refuse to consider the recommendation of any person not made in compliance with this procedure.

Compensation Committee

The Compensation Committee presently includes Messrs. Gregory (Chairman), Schreiber and Williamson. The Committee reviews and makes determinations with regard to the compensation for the Company’s executives, including the Chief Executive Officer, the Chief Financial Officer and each of the Company’s executive officers. Each member of the Compensation Committee is independent as defined by applicable NASDAQ listing standards.

The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com.  The charter delegates to the Committee a number of specific responsibilities for establishing, reviewing approving, monitoring and administering executive compensation.  In addition, the charter requires that each member of the Compensation Committee be an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and be a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as well as meet NASDAQ’s director independence requirements.  The Report of the Compensation Committee can be found on page 7.

The Committee has the authority, without any further approval from the Board, to retain advisers as it deems appropriate, including compensation consultants.  In retaining an adviser, the Committee has sole authority to approve the adviser’s fees and other retention terms, and has the sole authority to terminate the adviser.

During fiscal 2009, the Committee retained Longnecker & Associates, an independent compensation consulting firm, to provide competitive pay data and to advise the Committee on various items related to executive compensation, such as compensation trends and methods for aligning pay to the attainment of performance goals.  As further described in Compensation Discussion and Analysis, which begins on page 7, the Committee used competitive pay data provided by the compensation consulting firm to set certain elements of compensation for the 2009 fiscal year.  The compensation consulting firm reports directly to the Chairman of the Committee, and the Committee approves the scope of the compensation consulting firm’s work and fees.  The compensation consulting firm participates in meetings with the Committee at its request, including executive sessions during which Company management is not present.  The compensation consulting firm does not perform any other work for the Company.

The Committee typically meets three or four times each year.  During the 2009 fiscal year it met four times.  The Committee invites the Chief Executive Officer and the Chief Financial Officer to attend meetings when their input is deemed relevant or necessary.  A portion of each meeting is generally held in executive session, as the Committee deems appropriate.  The Chief Executive Officer and the Chief Financial Officer do not attend any meetings held in executive session.  The Chairman reports the Committee’s decisions on executive compensation to the Board, and annually reviews the Chief Executive Officer’s compensation with the Board in executive session of non-employee directors only.

The Chief Executive Officer makes recommendations to the Committee concerning annual base salaries and annual cash incentive opportunities for the other named executive officers and for the other executive officers of the Company. Decisions regarding compensation for other employees are made by the Chief Executive Officer in consultation with other members of senior management. Management assists the Committee in administering various elements of the Company’s executive compensation program. The Compensation Committee has unrestricted access to management and may request the participation of management in any discussion of a particular subject at any meeting.

Audit Committee

The Audit Committee, which presently consists of Messrs. Williamson (Chairman), Beeler, Schreiber and Sweet:

•	approves the appointment of an independent registered public accounting firm to audit the Company’s financial statements and internal control over financial reporting;

•	reviews and approves the scope, purpose and type of audit and non-audit services to be performed by the independent registered public accounting firm; and

•	oversees the accounting and financial reporting processes of the Company and the integrated audit of the Company’s annual financial statements and internal control over financial reporting.

The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is available on the Company’s Web site at www.hookerfurniture.com. Each member of the Audit Committee is independent as defined by applicable NASDAQ listing standards. The Company’s Board of Directors has determined that each of Messrs. Williamson and Beeler is an “audit committee financial expert” for purposes of the SEC’s rules. The Report of the Audit Committee can be found on page 6.

The Company’s Audit Committee is responsible under its charter for reviewing and approving any related party transactions. For this purpose a “related party transaction” includes any transaction, arrangement or relationship in which an executive officer, director, director nominee or 5% shareholder of the Company, or their immediate family members, has a direct or indirect material interest that would be required to be disclosed in the Company’s proxy statement under applicable rules of the Securities and Exchange Commission.  We did not have any such transactions during fiscal 2009.

Director Compensation

The Nominating and Corporate Governance Committee is responsible for recommending director compensation to the Board of Directors.  The non-employee director compensation arrangements discussed below were recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors. The following table sets forth non-employee director compensation paid for fiscal 2009.

Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash (1)($)	Stock Awards (1)(2)($)	Total ($)
W. Christopher Beeler, Jr.	$35,500	$17,743	$53,243
John L. Gregory, III	32,000	15,998	47,998
Mark F. Schreiber	32,500	16,253	48,753
David G. Sweet	32,500	16,253	48,753
Henry G. Williamson, Jr.	37,500	18,742	56,242

(1)	Includes annual retainer fees and committee and committee chair fees paid in January 2008.
(2)
Pursuant to the 2005 Stock Incentive Plan, each of the Company’s non-employee directors received an award of restricted Common Stock on January 15, 2008. These shares had a grant date fair value of $19.61 per share and will vest, with no transfer restrictions, on January 15, 2011.

Compensation for the Company’s non-employee directors is set on a calendar-year basis. For the 2008 calendar year, non-employee directors received an annual cash retainer of $20,000, plus $8,500 for serving on the Audit Committee and $4,000 for serving on each of the Compensation Committee and Nominating and Corporate Governance Committee. The Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each received an additional $5,000, $4,000 and $3,000, respectively.

Non-employee directors also receive an annual grant of restricted stock each January under the Company’s 2005 Stock Incentive Plan. The number of shares of restricted stock awarded to each non-employee director each year is determined by dividing fifty percent of the total annual fees payable to that director for that calendar year by the fair market value of the Company’s Common Stock on the award date, and rounding to the nearest whole share. The restricted stock becomes fully vested, and the restrictions applicable to the restricted stock lapse, on the third anniversary of the grant date, or if earlier, when the director dies or is disabled, the Annual Shareholders Meeting following the director’s reaching age 75, or a change in control of the Company.

For the 2009 calendar year, non-employee directors will receive an annual cash retainer of $20,000, plus $8,500 for serving on the Audit Committee and $4,000 for serving on each of the Compensation Committee and Nominating and Corporate Governance Committee. The Chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee will each receive an additional $5,000, $4,000 and $3,000, respectively.  In addition, each non-employee director will receive a grant of restricted stock under the Company’s 2005 Stock Incentive Plan.

Directors are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors. Mr. Toms receives no additional compensation for serving on the Board of Directors or for attending Board or committee meetings.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements for the fiscal year ended February 1, 2009 with management, including a discussion of the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the standards of the Public Company Accounting Oversight Board. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures and letter from the independent registered public accounting firm to the Committee required by Public Company Accounting Oversight Board Rule 3526. The Committee has also considered whether the provision of non-audit related services by the independent registered public accounting firm is compatible with maintaining the firm’s independence and found it to be acceptable.

The Committee met with the Company’s independent registered public accounting firm, with and without management present, and discussed the overall scope and results of their audits, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2009 for filing with the Securities and Exchange Commission.

Henry G. Williamson, Jr., Chairman
W. Christopher Beeler, Jr.
Mark F. Schreiber
David G. Sweet

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis that appears under Executive Compensation below. Based on that review, and the Committee’s discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

John L. Gregory, III, Chairman
Mark F. Schreiber
Henry G. Williamson, Jr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board (“the Committee”) oversees the Company’s executive compensation program.  The Committee makes decisions regarding the compensation of the Company’s “named executive officers,” which typically consist of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company.  The named executive officers for fiscal 2009 are listed in the Summary Compensation Table on page 15.  The Committee also determines the compensation of the other executive officers of the Company.  More information concerning the composition of the Committee and its authority and responsibilities is contained in the section called Compensation Committee on page 4.

Executive Summary

A key objective of the Company’s executive compensation program is to attract and retain highly qualified executives who will contribute significantly to the success of the Company and enhance value for shareholders.  Another objective of the program is to motivate and appropriately award executives when they achieve the Company’s financial and business goals and meet their individual performance objectives.  The Committee believes that having a stable executive management team is necessary to achieve the Company’s profitability objectives, particularly in light of the operating challenges that the current economic environment poses for the furniture industry.

The Company’s executive compensation program uses several elements of compensation to achieve these objectives.  The primary elements of the program are base salary, an annual cash incentive, a long-term performance incentive, supplemental retirement and life insurance benefits for certain named executive officers, and an employment agreement and a deferred bonus arrangement for other named executive officers.  These elements are structured to compensate executives over three separate timeframes:

•
Annual compensation.  Base salaries are set for each calendar year based on Company performance and the individual executive’s performance during the preceding calendar year.  The annual cash incentive is determined based on the Company’s financial performance during the fiscal year, and may be adjusted upward or downward within certain established limits based on an evaluation of the executive’s individual performance during that fiscal year.

•
Longer-term compensation.  Long-term performance incentives are designed to reward executives if the Company achieves specific performance goals over multi-year periods.  The amounts payable to executives under the program vary based on the extent to which those goals are achieved or surpassed.

•
Full career and time-specific compensation.  Supplemental retirement and life insurance benefits are linked to an executive’s continued employment with the Company to a specified age.  The employment agreement and deferred bonus arrangement are designed to retain the covered executives for a defined period of time.

The Committee believes that the objectives of the Company’s compensation program can be best attained by structuring the program to provide compensation over these separate timeframes.  For example, the Committee views annual and longer term performance-based compensation as essential to encouraging executives to appropriately balance both the short-term and long-term interests of the Company and its shareholders.  In addition, the Committee believes that compensation tied to service over a full career or a specific period helps to promote executive retention.

Process for Determining Executive Compensation

The Committee sets base salaries, determines the amount and terms of annual cash incentive opportunities and determines long-term incentive compensation for the Company’s executive officers.  The Committee uses certain processes and considers certain information in setting executive compensation.

Competitive Pay Data

As further discussed under Compensation Committee on page 4, the Committee has retained a compensation consulting firm to provide data concerning compensation levels and practices of other companies that the Company competes with for executive talent (the “peer group”).  The compensation consultant also provides information compiled from industry surveys. The Committee does not target executive compensation at any particular level based on this pay data.  Instead, the Committee considers this pay data as one of many factors when determining the appropriateness of individual elements of compensation as well as the total compensation payable to the Company’s executive officers.

The industry data provided by the compensation consultant is drawn from published compensation surveys for companies in the wood, metal and upholstered household furniture and the furniture manufacturing and importing industry with annual revenue levels similar to the Company’s.  The peer group is composed of industry competitors with annual revenues and market capitalizations substantially similar to the Company’s. The companies in the peer group are:

•	Bassett Furniture Industries

•	Flexsteel Industries, Inc.

•	Stanley Furniture Company

•	Virco Mfg. Corporation

The Committee periodically monitors the composition of the peer group to ensure that it is comprised of companies that are close to the Company’s size and market capitalization and are representative of its competitors for executive talent.

Company Performance

Each year the Committee considers which measures of Company financial performance to use in setting annual and longer-term incentive compensation for the executive officers.  The Committee has traditionally linked annual cash incentives to the Company’s attainment of specific levels of consolidated pre-tax income.  Longer term incentives are linked to achievement of a different set of performance measures.  In fiscal 2009, the Committee granted to executive officers performance awards based on the attainment of targeted levels of cumulative earnings per share and average annual return on equity, over a two-year and a three-year period.

The Committee believes that these are appropriate performance measures on which to base incentive compensation because they are the same financial measures that are used by management in making day-to-day operating decisions and in setting strategic goals   In addition, these measures are used by the Board in evaluating Company performance.  The Committee generally consults with the Chief Executive Officer and other senior executives, as well as the Committee’s independent compensation consultant, before setting performance levels for annual and long-term incentive compensation.

Individual Performance

The Committee annually assesses the individual performance of each executive officer.  Individual performance is considered by the Committee when setting an executive officer’s base salary and when determining the amount payable to each executive officer under the annual cash incentive program.  Each executive’s performance is measured against specific personal objectives that were established early in the year.  The Chief Executive Officer’s annual personal objectives are established in consultation with the Committee.  Other executive officers establish their individual objectives in consultation with the Chief Executive Officer.  These objectives may include quantifiable individual and departmental performance and developmental initiatives that are within each officer’s area of operation and are consistent with the Company’s strategic plans.

The Committee’s assessment of each individual executive officer’s performance with respect to these objectives is conducted primarily through conversations with the Chief Executive Officer.  The Committee believes that consideration of individual performance objectives is important because it creates incentives for executive officers to make specific contributions to the Company’s financial growth based on their individual levels of responsibility, and because it allows the Company to reward those specific contributions.

Allocating Between Compensation Elements

The Committee does not have a fixed standard for determining how an executive officer’s total compensation is allocated among the various elements of the Company’s compensation program.  Instead, the Committee uses a flexible approach so that it can structure the compensation elements in a manner that will, in its judgment, best achieve the specific objectives of the Company’s compensation program.

Executive Compensation Decisions for Fiscal 2009

For the 2009 fiscal year, the primary elements of compensation for the named executive officers were:

•	base salary

•	an annual cash incentive

•	a long-term performance incentive

•	supplemental retirement and life insurance benefits for three of the named executive officers

•	an employment agreement with one of the named executive officers

•	a deferred bonus arrangement for one of the named executive officers

Shortly before the beginning of the 2009 fiscal year, the Committee established base salaries for each named executive officer other than Mr. Sundararajan, and approved the terms of the annual incentive plan for fiscal 2009.  Mr. Sundararajan’s base salary and annual incentive were approved when he commenced employment in the first quarter of fiscal 2009.

Base Salary

Management recommended to the Committee that each executive officer’s 2008 calendar year base salary be increased by 4% from their 2007 levels.  This increase was designed to keep base salaries at a level that would generally be in line with the rate of inflation.  The Committee reviewed this proposal in light of industry pay data provided by its compensation consultant.  The Committee determined that this limited increase was appropriate, particularly in light of the proposed long-term incentive award that was under consideration.

Mr. Sundararajan’s base salary was established by the Committee at the time he commenced employment, based on a recommendation from the Chief Executive Officer.  In subsequent fiscal years, Mr. Sundararajan’s base salary will be established using the same process as used for setting base salaries for the Company’s other executive officers.

Annual Cash Incentive

The fiscal 2009 annual cash incentive for the named executive officers was determined using a two-step process:

•	First, the Committee approved a base incentive for each named executive officer equal to a specified percentage of the Company’s total annual pre-tax income above a threshold amount; and

•
Second, the Committee assigned a range for each executive officer by which the Committee in its discretion could increase or decrease the executive’s base incentive depending on his individual performance for fiscal 2009 (the executive’s “individual performance adjustment factor”).

The Committee used annual pre-tax income as the performance objective for determining whether the executive would be paid an annual cash incentive, and for measuring the base amount of that incentive payment.  The Committee believes that linking a portion of each named executive officer’s pay to the Company’s annual pre-tax income creates an effective incentive for those executive officers to achieve a high level of earnings each year.  The Committee also believes that pre-tax earnings is an appropriate measure for an annual incentive because management decisions and execution of those decisions directly impact the Company’s pre-tax income.

The pre-tax income threshold for the 2009 fiscal year was set at $12.5 million, which was the same as the threshold used for fiscal year 2008.  The Committee reviewed the fiscal 2009 profit plan that the Board had previously approved in consultation with management, and also considered recent industry trends and profitability.  Based on this review, the Committee concluded that $12.5 million was an appropriate threshold to use for fiscal 2009.  The Committee retained discretion to make adjustments to the calculation of pre-tax income for the annual incentive program if, in the Committee’s judgment, adjustments would be necessary or appropriate to address unique expenses or gains during the year that were outside of management’s control or that, if not taken into account, might create a disincentive for management to focus on the longer-term interests of the Company and its shareholders.

The Committee decided to exercise such discretion to exclude the impact of goodwill and intangible asset impairment charges on pre-tax earnings for the 2009 fiscal year.  In reaching its decision, the committee considered the continued weakness in the financial markets and the impact of the current economy on the Company’s business that had caused the Company’s market capitalization to decline below its book value, rendering the affected goodwill and intangible assets impaired.  The Committee concluded that, unlike restructuring charges that the Company had recorded in the past related to the closing of manufacturing facilities, which were expected to lead to improved future profitability for the Company, these impairment charges would result in no future disbursement of cash and have no effect on the Company’s future financial performance.

The Committee approved a base incentive for each named executive that correlated in the Committee’s view to his respective level of management responsibilities and his potential to affect the financial performance of the Company.  The base incentives were determined as a fixed percentage of pre-tax income in excess of the threshold.  The Committee believes that this approach provides an appropriate incentive for the named executive officers to increase net income, and is balanced by the risk that no incentive will be paid if the Company fails to exceed the minimum earnings threshold approved by the Committee for the year.  The base incentives for each of the named executive officers were as follows:

% of Pre-tax Income Above $12.5 Million Threshold
Paul B. Toms, Jr.	0.75%
E. Larry Ryder	0.65%
Alan D. Cole	0.22%
Michael P. Spece	0.60%
Sekar Sundararajan	0.50%

In addition to the base incentive described above, Mr. Cole was provided additional base incentives linked to the performance of the Company’s two upholstery businesses because Mr. Cole has management responsibilities for each of those divisions.  The base incentives were tied to the level of operating profit attained by each division.  Operating profit was generally determined based on U. S. generally accepted accounting principles, subject to adjustment for unique expenses and gains and certain inter-company transactions.  Each base incentive was set at a target of $45,000, assuming that the operating profit attained by the division was 100% of its fiscal 2009 budgeted operating profit.  The incentive for one of the divisions was only payable if that division’s operating profit was at least 50% of its budgeted amount for the year, while the incentive for the other division was not subject to a minimum threshold.  The amount payable to Mr. Cole under each division-based incentive was determined by multiplying $45,000 by the percentage of actual operating profit achieved by the division to budgeted operating profit (subject to the 50% performance threshold for the one division’s base incentive).

Mr. Sundararajan was guaranteed a minimum base incentive of $100,000 for fiscal 2009 only.  This one-year guarantee was offered to encourage Mr. Sundararajan to accept employment with the Company.

The second step of the annual incentive setting process was to assign a range by which the Committee at its discretion could increase or decrease each executive’s base incentive depending on his individual performance for fiscal 2009.  The Committee believes that adjusting the base incentive to account for attainment of individual performance goals enables the Committee to more specifically recognize individual performance that impacts the Company’s financial performance.

The individual performance adjustment factor approved for Mr. Toms was plus or minus 25% or less of his base incentive, depending on whether or not Mr. Toms achieved his individual goals.  For the remaining executive officers, the individual performance adjustment factor was plus or minus 12.5% or less of the base incentive.  The Committee established a larger potential adjustment for Mr. Toms to reflect the greater potential impact his individual performance can have on the performance of the Company.  Mr. Cole’s individual performance adjustment factor applied to the sum of the amounts determined under the Company pre-tax income performance incentive and the performance incentives for the two upholstery divisions.  Mr. Sundararajan’s guaranteed base incentive was subject to adjustment upward or downward based on his individual performance adjustment factor.

Mr. Toms submitted individual goals for the 2009 fiscal year to the Committee, which he determined were integral to achieving the Company’s financial and business objectives for the year.  Mr. Toms reviewed these performance goals with the Committee, as well as the Company’s overall performance, for compensation setting purposes.  Each of the other named executives developed his own individual performance goals for fiscal 2009, which Mr. Toms reviewed and approved after consultation with the executives.  Mr. Toms evaluated the other named executives’ performance and made recommendations to the Committee regarding adjustments to annual incentive compensation based on his evaluation.  The Committee made the final decision regarding any individual performance adjustment for the other named executives.

The Company’s net income for 2009 exceeded the threshold for the annual incentive program.  As a result, each named executive officer earned a base incentive amount under the annual incentive program.  However, because Mr. Sundararajan’s base incentive amount was less than his guaranteed minimum incentive, his base incentive was adjusted to $100,000.  Mr. Cole did not earn any additional base incentive amounts under the division-specific incentive program for fiscal 2009.

The Committee reviewed Mr. Toms’ recommended individual performance adjustments and conducted its own evaluation.  As a result of this review process, the Committee approved a 5% performance adjustment increase for Mr. Ryder and a 10% performance adjustment increase for Mr. Sundararajan.  No adjustments, either positive or negative, were approved for any of the other named executive officers.

Long-Term Performance Incentive

During fiscal 2008, the Committee decided to add a long-term incentive to complement the existing components of the Company’s executive compensation program.  The Committee determined that such a program would create incentives for executives to attain the Company’s longer-term financial goals, would better align the executives’ interests with those of the Company’s shareholders and would help attract new and retain existing executive talent.

Accordingly, early in fiscal 2009, the Committee awarded two performance grants to each named executive officer and to certain other senior executives under the Company’s shareholder-approved Stock Incentive Plan.  The performance grant entitles the executive to receive a payment equal to his “target amount,” increased or decreased by a percentage based on the Company’s cumulative earnings per share (“EPS”) and average annual return on equity (“ROE”) for a specified performance period.  Each participant’s target amount is expressed as a percentage of the executive’s base salary for the current calendar year.  The performance period for the first performance grant ends on January 31, 2010 and the performance period for the second performance grant ends on January 30, 2011.

If the Company’s cumulative EPS and average annual ROE for a performance period do not meet the target levels, but do meet minimum threshold levels, the payout amount under the performance grant will be reduced to a lower percentage of the target amount based on the Company’s actual performance. If the Company’s cumulative EPS and average annual ROE both equal the minimum threshold levels, the payout amount will be 50% of the participant’s target amount. If the Company’s cumulative EPS and average annual ROE exceed the designated target levels, the payout amount will be increased to a higher percentage of the target amount based on the actual level of performance, up to 150% of the target amount.  The payout amount, if any, under each performance grant will be paid in cash, shares of the Company’s common stock or both, as the Committee determines in its discretion.  No more than $500,000 may be paid to any executive officer under a performance award.

The Committee believes that performance objectives based on a combination of cumulative EPS and average annual ROE will help balance the emphasis in the annual incentive plan on maximizing pre-tax earnings (and divisional profits, in Mr. Cole’s case) with a concern for the impact of operational decisions on longer-term shareholder return.  The use of a combination of two performance objectives is designed to offset the potential effects of certain transactions that might disproportionately impact one objective or the other and to ensure that payments under the plan correlate with true growth in shareholder value.  In computing cumulative EPS and average annual ROE, the impact of significant share repurchase activity or significant acquisitions and divestitures of businesses will be disregarded because taking those events into account might give the executives a disincentive to pursue the longer-term interests of the Company and its shareholders.

In most cases, an executive must remain employed through the end of the performance period to be paid any amount under his performance grant.  However, if an executive’s employment is terminated due to death or disability and he otherwise would have been entitled to a payment had he in fact remained employed to that date, he will be entitled to a pro-rated cash payment at the end of the performance period.  If the Company undergoes a change in control during the performance period and subsequently (a) the executive’s employment is involuntarily terminated other than for “cause” or (b) he terminates employment for “good reason” before the earlier of the end of the performance period or the first anniversary of the change in control, the executive will be paid a lump sum cash payment equal to his target amount.

The Committee’s compensation consulting firm reviewed the amounts payable under the performance grants if the target performance levels were met and advised the Committee that the target amounts payable to the named executive officers were reasonable and in line with peer company information.  In making this determination, the consulting firm considered total compensation of each named executive officer.

The Company has made a determination for financial reporting purposes that performance objectives for these awards are not likely to be met.  As a result, no compensation related to these awards is reported in the Summary Compensation Table on page 15.  The Committee will continue to monitor the Company’s performance relative to targets under these awards.

Supplemental Retirement and Life Insurance Benefits

The named executive officers, other than Mr. Cole and Mr. Sundararajan, and certain other executives participate in the Company’s Supplemental Retirement Income Plan (“SRIP”).  The SRIP is an unfunded plan that provides a monthly supplemental retirement benefit equal to a specified percentage of the executive’s average monthly base salary (plus bonuses) for the 60 consecutive month period preceding his termination of employment (referred to as his “Final Average Earnings”).  Each of the named executive officers is eligible to receive a monthly benefit equal to 40% of their Final Average Earnings.  The benefit is paid for 15 years following an executive’s retirement.  As a general matter, an executive is not entitled to receive any benefit under the SRIP unless he remains continuously employed with the Company to age 60.  At age 60, the executive becomes vested in 75% of his accrued benefits and then in 5% increments each following year until he becomes 100% vested at age 65, assuming the executive remains continuously employed.  The objective of the plan is to retain talented executives for the balance of their careers.  For competitive reasons, Mr. Spece’s SRIP benefit vests in its entirety if he remains employed with the Company to age 60.

In addition, each participant’s benefit in the SRIP will become fully vested, regardless of age, and the present value of those benefits will be paid in a lump sum upon a change in control of the Company.  The Committee believes that this provision further enhances retention by providing assurance to executives that the benefits promised under the SRIP will be paid if the Company comes under new ownership or control.  The amounts that the named executive officers have accumulated thus far under the SRIP and certain additional information concerning the SRIP is contained in the Pension Benefits table on page 18 and Potential Payments upon Termination or Change-in-Control on page 19.

The Company also maintains an executive life insurance program for the named executive officers, other than Mr. Cole and Mr. Sundararajan and for certain other officers.  Like the SRIP, the life insurance program is designed to retain executives through their careers by providing life insurance coverage until they reach age 65.  The death benefit is $1.5 million if the executive dies on or before his 60th birthday and $1 million if he dies after his 60th birthday but on or before his 65th birthday.  The executive may designate the beneficiary to whom the death benefit would be paid.  This coverage terminates immediately once the executive reaches age 65 or if the executive leaves the Company for any reason other than death before reaching age 65.

Employment Agreement and Deferred Bonus Arrangement

The Committee approved an employment agreement between the Company and Mr. Cole.  None of the other named executive officers have employment or severance agreements with the Company.  In addition, Mr. Sundararajan participates in a deferred bonus arrangement that is not available to any of the other named executive officers.  The decision to enter into the employment agreement with Mr. Cole and to establish the deferred bonus arrangement for Mr. Sundararajan was motivated by the desire to attract and retain each executive for a specified period.  In Mr. Cole’s case, this was because of his expertise in the upholstery business.  In Mr. Sundararajan’s case, this was because of his expertise in operations and supply chain management in the home furnishings and consumer goods industries.

Under the employment agreement, Mr. Cole is entitled to receive an annual base salary that is consistent with the base salaries of the other executive officers, as determined by the Committee based on Mr. Cole’s management responsibilities.  He is also entitled to an annual bonus each fiscal year in an amount determined by the Chief Executive Officer after prior approval by the Committee.  The Company is required to make specified payments upon his death or disability before July 16, 2010 and post-termination payments for a limited time following his termination of employment under certain circumstances, including his termination by the Company other than for cause before or after July 16, 2010.  These post-termination payment terms are intended to preserve the benefits of the agreement for Mr. Cole if his employment is terminated before July 16, 2010 due to events outside of his control.  The amounts payable upon his involuntary termination other than for cause after July 16, 2010 are intended to replace, in part, other executive compensation program components, such as supplemental retirement income, which Mr. Cole is not entitled to receive.  Additional information regarding the terms of Mr. Cole’s employment agreement is contained in the sections called Employment Agreement and Other Employment Terms on page 16 and Potential Payments upon Termination or Change-in-Control on page 19.

The deferred bonus arrangement for Mr. Sundararajan credits him with a bonus of $50,000 for each of fiscal 2009, fiscal 2010 and fiscal 2011.  If Mr. Sundararajan remains in continuous employment with the Company until the end of the fiscal year immediately following the fiscal year for which the bonus is credited (the “Subsequent Year”) he is entitled to payment of the entire $50,000.  If he terminates employment for any reason before the end of the Subsequent Year, he is entitled to receive only a specified percentage of the $50,000.  See the section called Nonqualified Deferred Compensation on page 18 for a more detailed description of the bonus arrangement and the total amount that he may earn under the arrangement.

Other Benefits

The Company maintains a tax-qualified Section 401(k) savings plan for all of its eligible employees, including the named executive officers.  The plan provides for Company matching contributions, which are fully-vested upon contribution.  The Company’s other benefit plans include health care and dental insurance, group life insurance, disability insurance and tuition assistance. The named executive officers participate in the plans on the same basis as other eligible employees.

As an inducement to accept employment, Mr. Sundararajan was promised reimbursement of certain travel and relocation expenses.  The amount that Mr. Sundararajan was reimbursed during fiscal 2009 is described in footnote 5 to the Summary Compensation Table on page 15.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code limits deductibility of compensation in excess of $1 million paid to the Company’s Chief Executive Officer and to each of the other three highest paid executive officers (not including the Company’s principal financial officer) unless this compensation qualifies as “performance-based.”  Amounts payable under the long-term incentive grants that the Committee awarded in fiscal 2009 should qualify as performance-based.  The Company expects that other awards that the Committee may make in the future under the Company’s shareholder-approved Stock Incentive Plan will also qualify as performance-based.  However, the Committee is not precluded from making payments or granting awards to retain and motivate key executives that do not qualify for tax deductibility.

Other Policies and Practices

The Committee has adopted certain guidelines for administering the annual incentive program.  Generally, an executive must remain employed to the last day of the fiscal year to be eligible to receive a payment under the program.  However, executives who terminate employment during the last quarter of the fiscal year due to death or disability, or after attaining age 55 and completing 10 years of service, are entitled to receive the same payment that they would have been paid under the program had they remained employed to the end of the fiscal year.  Executives who terminate employment for such reasons in the second or third quarter of the fiscal year are entitled to receive 50% or 75%, respectively, of what they would have been paid had they remained employed to the end of the fiscal year.  The guidelines establish procedures for the Committee to review and approve bonus determinations after the Chief Executive Officer and Chief Financial Officer confirm the total annual pre-tax earnings for the fiscal year and the extent to which any other conditions under the program have been met for that fiscal year.

As an inducement for Mr. Sundararajan to accept employment with the Company, the Company agreed to modify the vesting guidelines described above for the annual incentive plan.  Beginning with the 2011 fiscal year and for each fiscal year thereafter, Mr. Sundararajan will not be required to remain in employment to the last day of the fiscal year in order to receive a payment under the program for that year.  Instead, he will receive a pro-rated portion of the incentive amount otherwise determined to be payable under the plan for that fiscal year, based on the fiscal quarter in which his employment terminates.  The pro-rated portion will be 25% if he terminates employment during the first fiscal quarter, 50% for the second fiscal quarter, 75% for the third fiscal quarter, and 100% if he terminates employment at any time during the fourth fiscal quarter.

The Committee has not adopted stock ownership requirements or guidelines because executives have traditionally had a substantial portion of their retirement benefits invested in Company stock through the Company’s former Employee Stock Ownership Plan and because the Committee has not awarded stock-based compensation outside that plan.  The Committee may consider adopting such policies in the future, particularly if the Committee grants more stock-based incentives.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the fiscal year ended February 1, 2009 of the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compen- sation ($)(5)	Total ($)
Paul B. Toms, Jr.,	2009	$309,325			$26,027		$36,635	$371,987
Chairman, President	2008	299,405	$18,756		149,968	$114,006	158,073	740,208
and CEO

E. Larry Ryder,	2009	274,562	1,128		22,557		23,938	322,185
Executive Vice	2008	259,762	16,257		129,972	195,588	332,218	933,797
President – Finance and Administration and CFO

Alan D. Cole,	2009	278,802			7,520		5,797	292,119
President and CEO – Upholstery	2008	145,116	70,000				4,468	219,584

Michael P. Spece,	2009	249,602			20,822		30,042	300,466
Executive Vice President – Merchandising and Design	2008	241,601	5,999		119,974	175,211	194,915	737,700

Sekar Sundararajan, Executive Vice President – Operations	2009	249,999	110,000				76,603	436,602

(1)
For Messrs. Toms, Ryder, Cole and Spece, these amounts are the individual performance portion of the amount paid under the annual cash incentive plan.  For Mr. Sundararajan, this amount represents the minimum guaranteed base incentive and the individual performance award that were paid to him under the cash incentive plan for fiscal 2009.  For additional information concerning the annual cash incentive plan see the Compensation Discussion and Analysis, beginning on page 7.

(2)
The Company has recognized no compensation expense for financial statement reporting purposes with respect to the 2009 fiscal year for the fair value of the performance grants awarded to each of the named executive officers, because the performance objectives for these awards are not likely to be met.  For additional information, refer to the Grants of Plan-Based Awards table on page 16.  The amounts reported in this column reflect the Company's accounting expense for the awards, and do not correspond to the actual value that the named executive officers may receive under the awards.

(3)
Represents the base incentive portion of the amount paid under the annual cash incentive plan. For more information regarding the terms of the annual cash incentive plan, see the Compensation Discussion and Analysis, beginning on page 7.

(4)
Represents the change in the present value of the named executive officer’s accumulated benefit under the Supplemental Retirement Income Plan (“SRIP”).  During the most recent fiscal year, due to changes in methodology and an increase in the discount rate used for accounting purposes (from 5.75% to 6.25%), all participating executives experienced a decrease in the present value of their accumulated SRIP benefits.  None of the named executives received above-market or preferential earnings on compensation that was deferred on a non-tax-qualified basis.  The following chart shows the present value decrease by participant:

	Fiscal 2008 Value	Fiscal 2009 Value	Decrease in SRIP Value
Paul B. Toms, Jr.	$392,071	$291,806	$100,265
E. Larry Ryder	672,634	664,692	7,942
Michael P. Spece	719,557	576,900	142,657

Mr. Cole and Mr. Sundararajan do not participate in the SRIP.
(5)
For Messrs. Toms, Ryder and Spece, the amount shown in this column for fiscal 2009 includes premiums paid by the Company for insurance policies that support the executive life insurance program (“ELIP”):

ELIP
Paul B. Toms, Jr.	$28,515
E. Larry Ryder	15,819
Michael P. Spece	21,923

All Other Compensation for Mr. Sundararajan for fiscal 2009 includes the taxable payments totaling $21,000 to reimburse him for long distance commuting and a deferred bonus credit of $50,000.  For more information concerning Mr. Sundararajan’s deferred bonus arrangement, refer to the Nonqualified Deferred Compensation section on page 18.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of plan-based awards made during fiscal 2009 to the named executive officers.

	Grant Date for Equity Incentive		Estimated Possible Payouts Under Non-Equity Incentive Plan	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and
	Plan		Awards				Option
Name	Awards		Target ($) (1)	Threshold ($)	Target ($)	Maximum ($)	Awards (2)
Paul B. Toms, Jr.			$26,027
	4/30/08	(3)		$108,624	$217,249	$325,873	$108,624
	4/30/08	(4)		108,624	217,249	325,873	152,074

E. Larry Ryder			22,557
	4/30/08	(3)		82,643	165,285	247,928	82,643
	4/30/08	(4)		82,643	165,285	247,928	115,700

Alan D. Cole			7,520
	4/30/08	(3)		82,643	165,285	247,928	82,643
	4/30/08	(4)		82,643	165,285	247,928	115,700

Michael P. Spece			20,822
	4/30/08	(3)		62,608	125,216	187,824	62,608
	4/30/08	(4)		62,608	125,216	187,824	87,651

Sekar Sundararajan
	4/30/08	(3)		62,707	125,415	188,122	62,707
	4/30/08	(4)		62,707	125,415	188,122	87,790

(1)
Represents the base incentive portion of amounts actually paid for fiscal 2009 under the annual cash incentive plan, which were based on the amount by which the Company’s pre-tax income exceeded $12.5 million.  These amounts are reported under Non-Equity Incentive Plan Compensation in the Summary Compensation Table. For additional discussion regarding the annual cash incentive plan, see Compensation Discussion and Analysis, which begins on page 7.

(2)
Represents the fair value of the performance grants at the grant date based on achieving 50% of the target performance levels for the two-year grant and 70% of target performance levels for the three-year grant. The Company subsequently determined for financial reporting purposes that the performance objectives for the performance grants are not likely to be met.  Accordingly, the Company has reported no value for these awards for fiscal 2009 under Stock Awards in the Summary Compensation Table.

(3)	Refers to the two-year performance grant. For more information concerning the vesting of the two-year performance grant, refer to the Outstanding Equity Awards at Fiscal Year-End section on page 17.
(4)
Refers to the three-year performance grant.  For more information concerning the vesting of the three-year performance grant, refer to the Outstanding Equity Awards at Fiscal Year-End section on page 17.

Employment Agreement and Other Employment Terms

The Company has entered into a three-year employment agreement as amended with Mr. Cole that expires July 16, 2010. In addition to provisions addressing Mr. Cole’s salary, annual bonus and payments to be made to him upon his death, disability or termination of employment, the agreement also includes customary provisions addressing the treatment of confidential information, non-competition with the Company’s upholstery business and non-solicitation of customers, vendors, suppliers and employees. For additional discussion regarding the terms of Mr. Cole’s agreement see Compensation Discussion and Analysis, which begins on page 7 and Potential Payments upon Termination or Change-in-Control, which begins on page 19.

As an inducement to accept employment, the Company promised Mr. Sundararajan certain benefits.  These benefits include a minimum guaranteed annual base incentive of $100,000 for the 2009 fiscal year (but not for any other fiscal year), reimbursement of certain long-distance commuting expenses and a deferred bonus arrangement.  Mr. Sundararajan’s 2009 annual incentive payment, expense reimbursements and fiscal 2009 bonus credit under the deferred bonus arrangement are included in the Summary Compensation Table.  More information concerning Mr. Sundararajan’s deferred bonus arrangement is located in the Nonqualified Deferred Compensation section on page 18.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards held by the named executive officers at fiscal year-end.

Name	Grant Date		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Paul B. Toms, Jr.	4/30/08	(a)	$108,624
	4/30/08	(b)	108,624

E. Larry Ryder	4/30/08	(a)	82,643
	4/30/08	(b)	82,643

Alan D. Cole	4/30/08	(a)	82,643
	4/30/08	(b)	82,643

Michael P. Spece	4/30/08	(a)	62,608
	4/30/08	(b)	62,608

Sekar Sundararajan	4/30/08	(a)	62,707
	4/30/08	(b)	62,707

(1)
The performance grants are denominated as a percentage of the named executive officer’s base salary as of January 1, 2008, and are not expressed as a number of shares, units or other rights.  For more information concerning the performance grants, refer to the Compensation Discussion and Analysis beginning on page 7.

The amount reflected in this column represents the amount payable under the performance grant if the threshold level of performance is met for the performance goals for each performance grant.

Grant Date	Vesting Schedule
4/30/08(a)
100% vests on January 31, 2010 if the Company meets its performance targets.  Prorated vesting upon death or termination due to disability, contingent upon Company meeting its performance targets.  100% vests upon termination of the named executive officer by the Company without cause or by the named executive officer for good reason during the year following a change in control.

4/30/08(b)
100% vests on January 31, 2011 if the Company meets its performance targets.  Prorated vesting upon death or termination due to disability, contingent upon Company meeting its performance targets.  100% vests without regard to performance if the named executive officer’s employment is terminated by the Company without cause or if the named executive officer terminates his employment for good reason during the year following a change in control.

Pension Benefits

The following table sets forth information concerning the supplemental retirement income plan (“SRIP”) benefit for Messrs. Toms, Ryder, and Spece:

Name	Plan Name	Present Value of Accumulated Benefit ($) (1)
Paul B. Toms, Jr.	SRIP	$291,806
E. Larry Ryder	SRIP	664,692
Alan D. Cole	SRIP	(2)
Michael P. Spece	SRIP	576,900
Sekar Sundararajan	SRIP	(2)

(1)	Assumes a discount rate of 6.25%, based on the Moody’s Aa Composite Bond Rate for January 2009 (rounded to the nearest 25 basis points.
(2)	Mr. Cole and Mr. Sundararajan do not participate in the plan.

The SRIP provides a monthly supplemental retirement benefit equal to a specified percentage (40% for Messrs. Toms, Ryder, and Spece) of the executive’s final average monthly compensation, payable for a 15-year period following the executive’s termination of employment. Final average monthly compensation means the average monthly base salary and any bonuses paid to the executive during the five-year period before his termination of employment with the Company.

An executive becomes vested in 75% of the monthly supplemental benefit if the executive remains continuously employed with the Company until reaching age 60, and is vested in additional 5% increments for each subsequent year that the executive remains continuously employed with the Company. Executives who remain continuously employed to age 65 become fully vested in their monthly supplemental benefit. However, Mr. Spece will become fully vested if he remains continuously employed until he reaches age 60.  Mr. Ryder, age 61, is eligible for early retirement at 80% of his monthly supplemental benefit.  The monthly retirement benefit for each participant in the plan, regardless of age, will become fully vested and the present value of all plan benefits will be paid to participants in a lump sum upon a change in control of the Company (as defined in the plan). Additional information regarding the SRIP can be found under Compensation Discussion and Analysis beginning on page 7.

Nonqualified Deferred Compensation

The following table shows the Company contribution and account balance under an unfunded, unsecured deferred compensation arrangement for Mr. Sundararajan.  None of the other named executive officers have such an arrangement.

Name	Executive Contributions In the Last FY ($)	Registrant Contributions In Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul B. Toms, Jr.
E. Larry Ryder
Alan D. Cole
Michael P. Spece
Sekar Sundararajan		$50,000			$50,000

Under the deferred bonus arrangement, Mr. Sundararajan is credited with a $50,000 bonus for each of fiscal 2009, fiscal 2010 and fiscal 2011.  If Mr. Sundararajan remains in continuous employment with the Company until the end of the fiscal year immediately following the fiscal year for which a bonus amount is credited (the “Subsequent Year”), he is entitled to payment of the entire $50,000.  If he terminates employment for any reason before the end of the first fiscal year in which a bonus is credited, he is entitled to receive 33.33% of the $50,000.  If he terminates employment for any reason during the Second Year, he is entitled to receive 66.66% of the $50,000.  The $50,000 earned by Mr. Sundararajan (or such lesser amount) is payable to him in a single lump sum payment as of the end of the Subsequent Year for that amount.  The following table illustrates how bonus amounts are earned and paid under the deferred bonus arrangement:

			Vesting Date and Amount
Bonus Amount	Crediting Date	Payable Date	2/8/2008	2/1/2009	1/31/2010	1/30/2011	1/29/2012
$50,000	2/8/2008	1/31/2010	$16,666	$16,667	$16,667
$50,000	2/1/2009	1/30/2011		16,667	16,666	$16,667
$50,000	1/31/2010	1/29/2012			16,667	16,667	$16,666
Amount Vested at FYE			16,666	33,334	50,000	33,334	16,666
Cumulative Amount Vested at FYE			$16,666	$50,000	$100,000	$133,334	$150,000

Potential Payments upon Termination or Change-in-Control

Supplemental Retirement Income Plan

Upon a change-in-control of the Company each SRIP participant, regardless of age, will become fully vested and receive the present value of his plan benefit in a lump sum. A “change-in-control” includes, subject to certain exceptions:

•	acquisition, other than from the Company, of 50% of the outstanding shares or the combined voting power, of the Company’s Common Stock;

•
a majority of members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election;

The benefits that each participating named executive officer could receive under the SRIP are described further under Pension Benefits above.

The following table provides the estimated payment each named executive officer would have received under the SRIP if a change-in-control had occurred on the last day of fiscal 2009.

Change-in-Control – SRIP (1)
Paul B. Toms, Jr.	$1,212,151
E. Larry Ryder	1,406,969
Michael P. Spece	1,316,251

(1)
Calculated based on historical average salary and bonus amounts for the five-year period ended February 1, 2009 and assuming a discount rate equal to 120% of the short-term (0.97%), mid-term (2.48%) or long-term (4.30%) applicable federal rate for the month of January 2009 depending on the number of years remaining to the participant’s retirement at age 65.

If a SRIP participant were to die while employed by the Company and before payment of his vested benefit begins, his beneficiary will receive a death benefit equal to the participant’s vested benefit, which would be paid in 180 equal monthly payments. At the end of fiscal 2009, Mr. Ryder, age 61, was the only named executive officer who had a vested benefit under the SRIP. Mr. Ryder was vested in 80% of his SRIP benefit at that date. If Mr. Ryder had died on the last day of fiscal 2009 his beneficiary would have been entitled to receive 180 monthly payments in the amount of $9,254.

Performance Grants

The performance grants that have been awarded to the named executive officers provide for a lump sum cash payment to the executive officer if the Company undergoes a “change in control” and (a) the executive’s employment is involuntarily terminated other than for “cause” or (b) he terminates his employment for “good reason” before the earlier of the end of the performance period or the first anniversary of the change in control.

A change in control includes, subject to certain exceptions

•	Acquisition, other than from the Company, of more than 50% of the combined voting power of the Company’s common stock;

•
A majority of the members of the Board is replaced during a twelve-consecutive-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

The performance grants define cause as:

•
The willful and continued failure to perform substantially the executive’s duties (other than a failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by the Board of Chief Executive Officer; or

•	The willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

The performance grants define good reason as:

•	A material diminution in base compensation;

•	A material diminution in authority, duties or responsibilities;

•
A material diminution in the authority duties or responsibilities of the executive’s supervisor, including a requirement that the executive report to a corporate officer or employee instead of reporting directly to the Board;

•	A material diminution in the budget over which the executive retains authority;

•	A material change in the executive’s work location;

•	Any other action or inaction that constitutes a material breach by the Company under the executive’s employment agreement, if any.

The following table provides the estimated payment each named executive officer would have received under his respective performance if a change-in-control had occurred and the executive’s employment terminated was terminated by the Company without cause or by the executive officer for good reason on the last day of fiscal 2009.

Payout under Performance Grants Upon Change in Control and Termination of Employment Without Cause or With Good Reason ($)(1)
Paul B. Toms, Jr.	$434,497
E. Larry Ryder	330,570
Alan D. Cole	330,570
Michael P. Spece	250,432
Sekar Sundararajan	250,829

(1)	Includes amounts payable to named executive officers under the two-year performance grant and three-year performance grant described under Grants of Plan-Based Awards on page 16.

Executive Life Insurance Program

Under the Company’s executive life insurance program, a death benefit of $1.5 million is payable if the participating executive dies on or before his 60th birthday, and $1 million if he dies after his 60th birthday but on or before his 65th birthday. The beneficiary for each of Messrs. Toms, Spece, Harm and Long would have received a lump sum payment of $1.5 million, and the beneficiary for Mr. Ryder would have received $1 million, if, in each case, those named executive officers had died on the last day of fiscal 2009.

Alan Cole Employment Agreement

Mr. Cole would receive payments under his employment agreement in connection with his death and upon termination of his employment without cause. If Mr. Cole were to die during the term of his agreement he would receive his salary and bonus, prorated through the date of his death. If Mr. Cole is terminated without cause:

•
during the term of his agreement, he would receive, while living, (1) his then current salary for 12 months and (2) an annual bonus for 12 months or the remaining term of the agreement, whichever is shorter; or

•	after July 16, 2010, when his agreement expires, he would receive, while living, his then current salary for 12 months.

For purposes of Mr. Cole’s agreement, “cause” means:

•	fraud, dishonesty, theft, embezzlement or misconduct injurious to the Company or any of its affiliates;

•	conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude;

•	competition with the Company or any of its affiliates;

•	unauthorized use of any trade secrets of the Company or any of its affiliates or confidential information (as defined in the agreement);

•	violation of any policy, code or standard of ethics generally applicable to the Company’s employees;

•	a material breach of fiduciary duties owed to the Company;

•	excessive and unexcused absenteeism unrelated to a disability; or

•	after written notice and a reasonable opportunity to cure, gross neglect of assigned duties.

Mr. Cole would not receive any post-termination payments, other than the salary he had earned through the date his employment terminated if his employment is terminated for cause.

The following table provides estimates of the aggregate payments that Mr. Cole would receive under his employment agreement upon his death and termination without cause assuming, in each case, that the triggering event had occurred on the last day of fiscal 2009.

	Death	Termination Without Cause
Alan D. Cole (1)	$7,520	$307,520

(1)	All amounts are calculated based on Mr. Cole’s annual salary of $300,000 as of the last day of fiscal 2009 and his bonus for fiscal 2009, which was $7,520.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about the Company’s equity compensation plans as of February 1, 2009:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	0	N/A	726,249
Equity compensation plans not approved by security holders	None	None	None
Total	0	N/A	726,249

(1)
Shares allocable to incentive awards granted under the Company’s 2005 Stock Incentive Plan that expire, are forfeited, lapse or otherwise terminate or are cancelled will be added to the shares available for incentive awards under the plan.  Any shares covered by a stock appreciation right will be counted as used only to the extent shares are actually issued to a participant when the stock appreciation right is exercised.  In addition, any shares retained by the Company in satisfaction of a participant’s obligation to pay applicable withholding taxes with respect to any incentive award and any shares of Common Stock covered by an incentive award that is settled in cash will be added to the shares available for incentive awards under the plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and any persons owning more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely on its review of the copies it has received of the Forms 3, 4 and 5 filed during or with respect to the fiscal year ended February 1, 2009, and written representations from the Company’s directors and executive officers and certain other reporting persons that no Forms 5 were required to be filed by those persons for that fiscal year, the Company believes that all executive officers, directors and 10% shareholders complied with those filing requirements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of the Company’s Common Stock as of April 20, 2009 (unless noted otherwise below) by:

•	each shareholder known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock;

•	each director and director nominee;

•	each named executive officer; and

•	all directors and executive officers as a group.

Name	Amount and Nature Of Beneficial Ownership		Percent Of Class
Franklin Resources, Inc. (1)	1,919,200	(1)	17.8%
NWQ Investment Management Company, LLC (2)	1,390,281	(2)	12.9
T. Rowe Price Associates, Inc. (3)	887,860	(3)	8.2
Barclays Global Investors, NA (4)	679,662	(4)	6.3
Paul B. Toms, Jr.	321,972	(5)	3.0
E. Larry Ryder	42,286		*
W. Christopher Beeler, Jr.	20,205		*
Michael P. Spece	18,497		*
Henry G. Williamson, Jr.	8,928	(6)	*
John L. Gregory, III	7,156		*
Mark F. Schreiber	5,448		*
David G. Sweet	4,567	(7)	*
Alan D. Cole
Sekar Sundararajan
All directors and executive officers as a group (11 persons)	445,158		4.1%

*	Less than one percent.
(1)
The beneficial ownership information for Franklin Resources, Inc. is based upon a Schedule 13G/A filed with the SEC on January 26, 2009. Franklin Resources, its subsidiary Franklin Advisory Services, LLC, and Charles B. Johnson and Rupert H. Johnson, Jr. (holders of more than 10% of the common stock of Franklin Resources), reported holdings of the Company’s Common Stock beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of subsidiaries of Franklin Resources. Franklin Resources reported that Franklin Advisory Services, LLC has sole voting power for 1,848,700 shares and sole disposition power for all 1,919,200 shares. The principal business address of Franklin Resources, Inc. is One Franklin Parkway, San Mateo, California 94403-1906.

(2)
The beneficial ownership information for NWQ Investment Management Company, LLC is based upon a Schedule 13G/A filed with the SEC on February 17, 2009. The Schedule 13G/A indicates that NWQ Investment Management Company has sole disposition power with respect to all 1,390,281 of such shares and sole voting power with respect to 1,158,494 of such shares. The principal business address of NWQ Investment Management Company is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.

(3)
The beneficial ownership information for T. Rowe Price Associates, Inc. is based upon a Schedule 13G filed with the SEC on February 12, 2009.  T. Rowe Price Associates, an investment advisor, reported that it has sole voting power for 1,500 shares and sole disposition power for all 887,860 shares, and that T. Rowe Price Small-Cap Value Fund, Inc., an investment company, has sole voting power for 886,360 of the shares.   The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)
The beneficial ownership information for Barclays Global Investors, NA is based upon a Schedule 13G filed with the SEC on February 5, 2009. Barclays Global Investors indicated that it, along with certain of its affiliates, holds the shares in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G indicates that Barclays Global Investors and its affiliates have sole voting power with respect to 602,859 of the shares and sole dispositive power with respect to all 679,662 of them. The principal business address of Barclays Global Investors is 400 Howard Street, San Francisco, California 94105.

(5)	Mr. Toms has sole voting and disposition power with respect to 69,004 shares and shared voting and disposition power with respect to 252,968 shares.
(6)	Mr. Williamson has sole voting and disposition power with respect to 5,428 shares and shared voting and disposition power with respect to 3,500 shares.
(7)	Mr. Sweet has sole voting and disposition power with respect to 3,767 shares and shared voting and disposition power with respect to 800 shares.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2010. KPMG has served as the Company’s independent registered public accounting firm since fiscal 2003.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees billed to the Company by KPMG for the:

•	fiscal year ended February 1, 2009, and

•	fiscal year ended February 3, 2008.

	Fiscal 2009	Fiscal 2008
Audit Fees	$621,000	$673,000
Audit-Related Fees		74,000
Tax Fees	66,000	56,000
All Other Fees	None	None

Audit Fees include KPMG’s fees for audit services, including the audits of the Company’s annual financial statements and internal control over financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q and review of SEC filings.

Audit-Related Fees include fees billed by KPMG during the periods reported for audit-related services not otherwise reported in the preceding paragraph.  For fiscal 2008, audit-related matters included the adoption of new accounting pronouncements, acquisitions and the ESOP termination.

Tax Fees include fees billed by KPMG for federal, state and international tax planning and compliance services and advice.  For fiscal 2009, tax matters included consulting in connection with international tax planning and compliance.  For fiscal 2008, tax matters included consulting in connection with an IRS audit and international tax planning.

Audit Committee Preapproval of Audit and Non-Audit Services

The Audit Committee is required to preapprove all audit and permitted non-audit services provided by KPMG, the Company’s auditing firm. The Audit Committee has authorized the Committee Chair to preapprove those services between meetings of the Committee up to $15,000 during any fiscal quarter and $50,000 during any fiscal year. The Committee Chair must report any preapproval to the Committee at its next meeting. Less than 1% of aggregate audit-related fees and tax fees were approved by the Committee pursuant to the de minimus waiver of the pre-approval requirement set forth in Regulation S-X 2.01(c)(7)(i)(C).

OTHER BUSINESS

Management knows of no other business that will be presented for consideration at the Annual Meeting, but should any other matters be brought before the meeting, it is intended that the persons named in the accompanying proxy will vote that proxy at their discretion.

ADDITIONAL INFORMATION

Shareholder Proposals for 2010 Annual Meeting

The Company plans to hold the 2010 Annual Meeting on June 8, 2010. The Company’s Bylaws (Article II, Section 1) provide that for business to be properly brought before an Annual Meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office of the Company. To submit business at the 2010 Annual Meeting, the notice must be received no later than January 8, 2010. The shareholder’s notice must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

•	the number of shares of stock of the Company beneficially owned by the shareholder;

•	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

•	any interest that the shareholder may have in such business.

The proxies for the 2010 Annual Meeting will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided written notice before March 24, 2010.

A proposal that any shareholder desires to have included in the proxy statement for the 2010 Annual Meeting of shareholders must be received by the Company no later than January 8, 2010 and must comply with the Securities and Exchange Commission’s rules regarding shareholder proposals.

Shareholder Communications

Shareholders may send written communications to the Board of Directors c/o Secretary, Hooker Furniture Corporation, P.O. Box 4708, Martinsville, Virginia 24115-4708.

By Order of the Board of Directors,

Robert W. Sherwood
Secretary

May 8, 2009

ANNUAL MEETING OF SHAREHOLDERS OF

HOOKER FURNITURE CORPORATION

June 9, 2009

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20600000000000000000 2 060909

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

2. In their discretion the proxies are authorized to vote upon such other matters as may come before the meeting or any adjournment thereof.

All as more particularly described in the Company's Proxy Statement for the Annual Meeting of Shareholders to be held on June 9, 2009, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ALL PORTIONS OF ITEM (1) AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes or any of them may lawfully do by virtue hereof.

Please promptly mark, sign, date and mail this Proxy Card in the enclosed envelope. No postage is required.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

REVOCABLE PROXY

HOOKER FURNITURE CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For the Annual Meeting of Shareholders called for June 9, 2009

The undersigned hereby appoints Paul B. Toms, Jr. and E. Larry Ryder, or either of them, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Hooker Furniture Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate offices at 440 East Commonwealth Boulevard, Martinsville, Virginia, on June 9, 2009 at 2:00 P.M., and all adjournments thereof, with all the powers the undersigned would possess if then and there personally present. Without limiting the general authorization and power hereby given, the above proxies are directed to vote as instructed on the matters below:

(Continued and to be dated and signed on reverse side.)

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